Exhibit 3.2

AMENDMENT NO. 1 TO THE CERTIFICATE OF DESIGNATIONS OF
SERIES E CONVERTIBLE PREFERRED STOCK OF
TIMEFIREVR INC.

I, Jonathan Read, hereby certify that I am the Chief Executive Officer and Secretary of TimeFireVR Inc. (the “Company”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statues (the “NRS”), and further do hereby certify:

That the Company adopted the Company’s Certificate of Designations of Series E Convertible Preferred Stock of TimeFireVR Inc. (the “COD”) and the Company’s Board of Directors resolved that the number of shares of Series E Convertible Preferred Stock be increased to 305,000 and that the COD be amended accordingly.

RESOLVED, that the COD is hereby amended as follows.

The Preamble is hereby stricken and replaced with:

I, Jonathan Read, hereby certify that I am the Chief Executive Officer and Secretary of TimeFireVR Inc. (the “Company”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statues (the “NRS”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s articles of incorporation, as amended (the “Articles of Incorporation”), and Section 151(g) of the NRS, the Board on January 2, 2018 adopted the following resolution determining it desirable and in the best interests of the Company and its shareholders for the Company to create a series of three hundred and five thousand (305,000) shares of preferred stock designated as “Series E Convertible Preferred Stock”, none of which shares have been issued.

RESOLVED, that pursuant to the authority vested in the Board this Company, in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

TERMS OF SERIES E CONVERTIBLE PREFERRED STOCK

Section 1 is hereby stricken and replaced with:

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series E Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be three hundred and five thousand (305,000) shares. Each Preferred Share shall have a par value of $0.01. Capitalized terms not defined herein shall have the meaning as set forth in Section 30 below.

Section 3(c)(iv) is hereby stricken and replaced with:

(iv) Each Preferred Share Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION THEREOF. THE NUMBER OF SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES E PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Certificate of Designations of Series E Convertible Preferred Stock of TimeFireVR Inc. to be signed by its Chief Executive Officer on this 3nd day of January, 2018.

TIMEFIREVR INC.

By: __________________________
Name: Jonathan Read
Title: Chief Executive Officer